Exhibit 99.2

NEWS RELEASE

Investor/Media Contact:

Stacy Roughan

NuVasive, Inc.

1-858-909-1812

sroughan@nuvasive.com

NUVASIVE ELECTS ROBERT F. FRIEL AND DONALD J. ROSENBERG

TO BOARD OF DIRECTORS

SAN DIEGO, CA – February 11, 2016 – The Board of Directors of NuVasive, Inc. (NASDAQ: NUVA), a leading medical device company focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, today announced the appointment of Robert F. Friel and Donald J. Rosenberg as independent directors of the Company, effective February 12, 2016. Mr. Friel will serve as a member of the Board’s Compensation Committee and Mr. Rosenberg will serve as a member of the Board’s Compensation Committee and the Nominating and Corporate Governance Committee. These appointments expand NuVasive’s Board from seven to nine directors, eight of whom are independent directors.

Gregory T. Lucier, NuVasive’s Chairman and Chief Executive Officer, said, “We are pleased to welcome Rob and Don to our Board of Directors as we continue to attract high caliber leaders to further complement the diverse skills of our Board. As we continue to grow and mature as a Company, their collective years of broad experience across important industries will add a valuable perspective to our Company. We appreciate their willingness to serve as directors and look forward to benefitting from their judgment and counsel.”

With more than 35 years of finance and operational experience, Mr. Friel currently serves as Chairman, Chief Executive Officer and President of PerkinElmer, Inc., and has been one of the primary architects of the company’s transformation into a global technology leader focused on improving the health and safety of people and the environment. He previously served as President and Chief Operating Officer of PerkinElmer and as Vice Chairman and President of PerkinElmer’s Life and Analytical Sciences unit. Prior to that, Mr. Friel served as Executive Vice President and Chief Financial Officer of PerkinElmer with responsibility for business development and information technology in addition to his oversight of finance functions. Previously, he held several senior management positions with AlliedSignal, Inc., now Honeywell International. Mr. Friel received a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in taxation from Fairleigh Dickinson University.

Mr. Rosenberg possesses extensive expertise in the areas of corporate governance, compliance, law department management, litigation, securities regulation, intellectual property and competition issues, which he developed over a 40-year career at leading Fortune 500 technology companies. He currently serves as Executive Vice President, General Counsel and Corporate Secretary of Qualcomm Incorporated, a world leader in 3G, 4G and next-generation wireless technologies. In this role, Mr. Rosenberg is responsible for overseeing Qualcomm’s worldwide legal affairs including litigation, intellectual property and corporate matters. Qualcomm’s Government Affairs, Corporate Compliance and Internal Audit departments also report to him. Prior to joining Qualcomm, he served as Senior Vice President, General Counsel and Corporate Secretary of Apple Inc. Prior to that, he was Senior Vice President and General Counsel of IBM Corporation. Mr. Rosenberg has served as an adjunct professor of law at New York’s Pace University School of Law, where he taught courses in intellectual property and antitrust law. He is the immediate past National Co-Chairman of the Board of the Lawyers’ Committee for Civil Rights Under Law. He received a Bachelor of Science degree in mathematics from the State University of New York at Stony Brook and his Juris Doctor from St. John’s University School of Law.

About NuVasive

NuVasive is an innovative global medical device company that is transforming spine surgery with minimally disruptive surgical products and procedurally-integrated solutions for the spine. NuVasive has emerged from a small startup to become the #3 player in the more than $9 billion global spine market and remains focused on market share-taking strategies as the Company continues on its path to become the industry’s leading spine company. NuVasive offers a comprehensive spine portfolio of more than 90 unique products developed to improve spine surgery and patient outcomes. The Company’s principal procedural solution is its Maximum Access Surgery, or MAS®, platform for lateral spine fusion. MAS was designed to provide safe, reproducible, and clinically proven outcomes, and is a highly differentiated solution with fully integrated neuromonitoring, customizable exposure, and a broad offering of application-specific implants and fixation devices designed to address a variety of pathologies.

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company’s surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive’s products (including the iGA™ platform), the Company’s ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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